EXHIBIT 99.1

Diomed Responds to VNUS Patent Litigation Trial Delay and Summary Judgment Motion Ruling

ANDOVER, Mass.--(BUSINESS WIRE)--Oct. 23, 2007--Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, announced today that commencement of trial in the patent infringement case brought by VNUS Medical Technologies, Inc. against Diomed and two other defendants has been delayed due to court scheduling conflicts. A new pretrial scheduling conference will be held on October 26 to select another start date. Diomed anticipates that the trial could start in early January 2008.

In a separate ruling in the VNUS case, U.S. District Court Judge Maxine Chesney yesterday denied a previously-deferred portion of Diomed's motion for summary judgment asserting that two of the three VNUS patents at trial are invalid. Accordingly, the issues of patent invalidity will now be decided by the trial jury.

"The delay of the trial start date to early next year is appropriate and will enable the parties to avoid interruptions due to other court activities and holidays," stated James A. Wylie Diomed's President & CEO. "We are ready to go and look forward to demonstrating at trial that Diomed does not infringe the VNUS patents and that these patents are invalid in the first place."

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

    EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

    Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our 2006 Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business.

We refer you to the "Risk Factors" on pages 19 through 34 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

CONTACT: Diomed Holdings, Inc.
Christopher J. Geberth, 866-4DIOMED
VP Finance
cgeberth@diomedinc.com
or
Burns McClellan, Investor Relations
Carney Noensie, 212-213-0006
cnoensie@burnsmc.com

SOURCE: Diomed Holdings, Inc.